CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of John Hancock California Tax-Free Income Fund of our report dated July 9, 2026, relating to the financial statements and financial highlights of John Hancock California Municipal Bond Fund, which appears in John Hancock California Tax-Free Income Fund’s Certified Shareholder Report on Form N-CSR for the year ended May 31, 2026. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Policy Regarding Disclosure of Its Portfolio Holdings” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
September 23, 2026